As filed with the Securities and Exchange Commission on April 4, 2023

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

B.O.S. BETTER ONLINE SOLUTIONS LTD.

(Exact name of the Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 Freiman St., Rishon LeZion, Israel	7535825
(Address of Principal Executive Offices)	(Zip Code)

2003 ISRAELI SHARE OPTION PLAN

(Full title of the plan)

B.O.S. Better Online Solutions Ltd.

c/o Ruby-tech, Inc.

147-20 184th St.,

Jamaica NY 11413, USA.

508-655-2312

(Name and address agent for service)

(+972) 3-954-1000

(Telephone number, including area code, of agent for service)

Copies to:

Brian Brodrick, Esq. Phillips Nizer LLP 485 Lexington Avenue, 14th Floor New York, New York 10017 (212) 841-0700	Shlomo Landress, Adv. Gornitzky & Co. 20 Haharsh Street Tel Aviv 6761310, Israel 972-3-710-9191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed with the Securities Exchange Commission for the purpose of registering an additional 300,000 Ordinary Shares, of no nominal value, of B.O.S. Better Online Solutions Ltd. (the “Registrant”), issuable pursuant to the 2003 Israeli Share Option Plan, as amended (the “Plan”).

In accordance with General Instruction E of Form S-8, the contents of the following Company’s Registration Statement on Form S-8 in respect of the Ordinary Shares underlying the Plan are hereby incorporated by reference:

●	November 24, 2003, file number 333-110696, relating to 625,000 Ordinary Shares, nominal value NIS 4.00 each (which after the consolidation of the share capital of the Registrant amounts to 125,000 Ordinary Shares, nominal value NIS 20.00 each).

●	August 29, 2006, file number 333-136957, relating to 875,000 Ordinary Shares, nominal value NIS 4.00 each (which after the consolidation of the share capital of the Registrant amounts to 175,000 Ordinary Shares, nominal value NIS 20.00 each).

●	December 26, 2007, file number 333-148318, relating to 1,100,000 Ordinary Shares, nominal value NIS 4.00 each (which after the consolidation of the share capital of the Registrant amounts to 220,000 Ordinary Shares, nominal value NIS 20.00 each).

●	July 2, 2009, file number 333-160414, relating to 1,550,000 Ordinary Shares, nominal value NIS 4.00 each (which after the consolidation of the share capital of the Registrant constitutes 310,000 Ordinary Shares, nominal value NIS 20.00 each).

●	January 31, 2012, file number 333-179253, relating to 270,000 Ordinary Shares, nominal value NIS 20.00 each (which after the consolidation of the share capital of the Registrant constitutes 67,500 Ordinary Shares, nominal value NIS 80.00 each).

●	November 13, 2018, file number 333-228344, relating to 200,000 Ordinary Shares, nominal value NIS 80.00 each.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to General Instruction E to Form S-8 the following documents filed by the Registrant are incorporated by reference in this registration statement.

Registrant’s Annual Report on Form 20-F for the year ended December 31, 2022, filed on March 30, 2023, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this Registration Statement. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Consistent with the provisions of the Israeli Companies Law, 5759-1999, as amended (the “Companies Law”), the Articles of Association of the Registrant (recently amended on December 15, 2022, the “Articles”) include provisions permitting the Registrant to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by the Companies Law. An “office holder” is defined in the Companies Law and the Articles as a director, general manager (CEO), chief business manager, deputy general manager, vice president, other manager reporting directly to the general manager and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

INSURANCE

Under the Companies Law, a company may obtain insurance for any of its office holders, acting in such capacity, in any of the following cases: (i) a breach of the duty of care towards the company or towards another person; (ii) a breach of the duty of loyalty towards the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; (iii) a monetary obligation imposed upon the office holder in favor of another person; (iv) (a) expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H’3 under the Israeli Securities Law, 1968 (the “Securities Law”) or (B) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law or (C) infringements pursuant to the provisions of Chapter I’1 under the Securities Law; and (b) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Securities Law.

The Registrant has obtained directors’ and office holders’ liability insurance covering its office holders and directors and those of its subsidiaries.

INDEMNIFICATION

The Companies Law provides that a company may indemnify office holders for an obligation or expense as specified below, imposed on them in consequence of an act or omission done in their capacity as an officer in the Company:

i.	a monetary obligation imposed in favor of another person pursuant to a judgment, including a judgment given in a settlement or an arbitrator’s award that has been approved by a court;

ii.	reasonable litigation expenses, including advocates’ professional fees, incurred by the office holder pursuant to an investigation or a proceeding commenced against him by a competent authority and that was terminated without an indictment and without having a monetary charge imposed on him in lieu of a criminal procedure (as such terms are defined in the Companies Law), or that was terminated without an indictment but with a monetary charge imposed on him in lieu of a criminal procedure in a crime that does not require proof of criminal intent or in connection with a financial sanction;

iii.	reasonable litigation expenses, including advocates’ professional fees, incurred by the office holder or which he is ordered to pay by a court, in proceedings filed against him by the company or on its behalf or by another person, or in a criminal indictment in which he is acquitted, or in a criminal indictment in which he is convicted of an offence that does not require proof of criminal intent;

iv.	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law or (C) infringements pursuant to the provisions of Chapter I’1 under the Securities Law; and

v.	payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Securities Law.

The Articles of the Registrant authorize the Registrant to indemnify its office holders to the fullest extent permitted under the Companies Law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder with respect to events specified above, provided that, with respect to indemnification under sub-section (i) above, the undertaking: (a) is limited to events which the board of directors determines can be anticipated, based on the activity of the company at the time the undertaking is given; (b) is limited in amount or criteria determined by the board of directors to be reasonable under the circumstances; and (c) specifies the said events and the amounts or criteria.

The Registrant has entered into indemnification agreements with its directors and some of its office holders providing for indemnification under certain circumstances for acts and omissions which may not be covered (or not be covered in full) by any directors’ and office holders’ liability insurance. Such form of indemnification agreement (which also provides for exemption to the extent permitted by law, and explained further below) is included as Exhibit 4.4 to this Registration Statement.

EXEMPTION

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of the duty of care, provided that in no event shall the office holder be exempt from any liability for damages caused as a result of a breach of his duty of care to the company in the event of a “distribution” (as defined in the Companies Law). The Articles of the Registrant authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by the Companies Law.

Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of the duty of loyalty (however, the Registrant may insure and indemnify against such breach if the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the Registrant); (b) a breach by the office holder of the duty of care if the breach was made intentionally or recklessly, unless made in negligence only; (c) any act done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS

The Exhibit Index preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rishon LeZion, in the State of Israel, on April 4, 2023.

B.O.S. Better Online Solutions Ltd.

By:	/s/ Eyal Cohen
Eyal Cohen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eyal Cohen and Moshe Zeltzer, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ziv Dekel	Chairman of the Board of Directors	April 4, 2023
Mr. Ziv Dekel

/s/ Yaron Eldad	Director	April 4, 2023
Yaron Eldad

/s/ Eyal Cohen	Chief Executive Officer and Director	April 4, 2023
Mr. Eyal Cohen

/s/ Osnat Gur	Director	April 4, 2023
Ms. Osnat Gur

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on April 4, 2023.

Ruby-tech, Inc.

By:	/s/ Eyal Cohen
Name:	Eyal Cohen
Title:	CEO

INDEX OF EXHIBITS

Exhibit No.	Description

4.1*	Articles of Association of B.O.S. Better Online Solutions Ltd., as amended

4.2**	Memorandum of Association of B.O.S. Better Online Solutions Ltd., as amended

4.3***	Registrant’s 2003 Israeli Share Option Plan, as amended.

4.4****	Form of Indemnification Letter to the Directors and Officers of the Company, as amended

5	Opinion of Gornitzky & Co. with respect to the validity of the Ordinary Shares being registered

23.1	Consent of Gornitzky & Co. (included in Exhibit 5)

23.2	Consent of Fahn Kanne & Co. Grant Thornton Israel

24.1	Power of Attorney (included on signature page of this registration statement)

107	Filing Fee table.

*	Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F filed on March 30, 2023.

**	Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F filed on March 30, 2023.

***	Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 20-F filed on April 1, 2019

****	Incorporated by reference to Exhibit A to the Registrant’s current report on Form 6-K, filed with the Commission on September 3, 2021)